The supplemental financial information provided below should be read in conjunction with the audited financial statements and accompanying notes of PPL Corporation ("PPL") in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "2018 10-K") and the disclosures relevant to the U.K. Regulated Segment under Item 1. Business, and Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results of Operations in the 2018 10-K.

The U.K. Regulated Segment consists of PPL Global, LLC, which primarily includes WPD's regulated electricity distribution operations, the results of hedging the translation of WPD's earnings from British pound sterling into U.S. dollars, and certain costs, such as U.S. income taxes, administrative costs and allocated acquisition-related financing costs. The information presented below was prepared on the same basis as the information presented in the 2018 10-K.

Select Condensed Consolidated Financial Information - PPL's U.K. Regulated Segment
Unaudited

PPL's U.K. Regulated Segment
Condensed Consolidated Balance Sheets
At December 31,
(Millions of Dollars)

	2018	2017

Assets
Current Assets	$534	$685
Property, Plant & Equipment, net	12,437	12,500
Goodwill	2,447	2,596
Other Noncurrent Assets	1,282	1,032
Total Assets	$16,700	$16,813

Liabilities and Equity
Current Liabilities (including debt due within one year)	$1,020	$1,575
Long-term Debt	7,572	7,411
Deferred Credits and Other Noncurrent Liabilities	882	909
Equity	7,226	6,918
Total Liabilities and Equity	$16,700	$16,813

The spot rates of U.S. Dollar per British pound sterling used to translate the WPD Balance Sheet from British pound sterling to U.S. dollars were $1.28/£ and $1.35/£ as of December 31, 2018 and 2017, respectively. In 2018, changes in this exchange rate resulted in a foreign currency translation loss of $453 million, which primarily reflected a $754 million decrease to PP&E and $150 million decrease to goodwill, partially offset by a $445 million decrease to long-term debt and a $6 million decrease to other net liabilities.

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31,
(Millions of Dollars)

	2018	2017
Cash Flows From Operating Activities
Net Income	$1,114	$652
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	247	230
Unrealized (gains) losses on derivatives	(190)	166
Other	(68)	(48)
Changes in current assets and current liabilities	(64)	74
Other operating activities
Defined benefit plans - funding	(186)	(486)
Other	62	48
Net cash provided by operating activities	915	636
Cash Flows from Investing Activities
Expenditures for long-lived assets	(954)	(1,015)
Other	19	6
Net cash used in investing activities	(935)	(1,009)
Cash Flows from Financing Activities
Net Distributions to PPL	(214)	(44)
Issuance of long-term debt	541	389
Retirement of long-term debt	—	(98)
Settlement of cross-currency swaps	—	19
Net (decrease) increase in short-term debt	(347)	139
Other	(1)	—
Net cash (used in) provided by financing activities	(21)	405
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(18)	15
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(59)	47
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	83	36
Cash, Cash Equivalents and Restricted Cash at End of Period	$24	$83

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest - net of amount capitalized	$347	$331
Income taxes - net	$193	$80
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$37	$53
Accrued expenditures for intangible assets at December 31,	$64	$68

PPL's U.K. Regulated Segment
Condensed Consolidated Statements of Income
For the Years Ended December 31,
(Millions of Dollars)

	2018[1]	2017[1]
Operating revenues	$2,268	$2,091
Other operation and maintenance	538	449
Depreciation	247	230
Taxes, other than income	134	127
Total operating expenses	919	806
Other Income (Expense) - net[2]	403	(84)
Interest Expense	413	397
Income Taxes	225	152
Net Income	1,114	652
Less: Special Items	146	(233)
Earnings from Ongoing Operations[3]	$968	$885

The following after-tax gains (losses), which management considers special items, impacted PPL's U.K. Regulated Segment's results.

	2018	2017	Income Statement Line Item
Foreign currency economic hedges, net of tax of ($39), $59[4]	$148	$(111)	Other Income (Expense) - net
U.S. tax reform[5]	3	(122)	Income Taxes
Death benefit, net of tax of $1, $0[6]	(5)	—	Other operation and maintenance
Total	$146	$(233)

1 The average rates of U.S. Dollar per British pound sterling used to translate the WPD Statement of Income from British pound sterling to U.S. dollars were $1.31/£ and $1.20/£ as of December 31, 2018 and 2017, respectively.

2 "Other Income (Expense) - net" is primarily comprised of: realized and unrealized hedging results from hedging the translation of WPD's earnings from British pound sterling into U.S. dollars and non-service cost components of net periodic benefit credits.

3 A non-GAAP financial measure that should not be considered as an alternative to net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge GBP-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings. See Note 17 to the Financial Statements of the 2018 10-K for additional information on foreign currency economic activity.

4 Represents unrealized gains (losses) on contracts that economically hedge anticipated GBP-denominated earnings.

5 During 2018, PPL recorded adjustments to certain provisional amounts recognized in the December 31, 2017 Statement of Income relating to the enactment of the Tax Cuts and Jobs Act. During 2017, PPL recorded deferred income tax expense for the enactment of the Tax Cuts and Jobs Act. See Note 6 to the Financial Statements of the 2018 10-K for additional information.

6 Primarily a payment related to the death of the WPD Chief Executive.